                                                                     Exhibit 3.2


                            ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF

                               H.B. FULLER COMPANY

The undersigned, Steven E. Suckow, Assistant Secretary of H.B. Fuller Company, a Minnesota corporation (the "Company"), hereby certifies:

     (i) that the first sentence of Article III of the Company's Articles of Incorporation has been amended to read in its entirety as follows:

                                   ARTICLE III

     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is ninety million forty-five thousand nine hundred (90,045,900) shares, consisting of eighty million (80,000,000) shares of common stock, par value $1.00 per share (the "Common Stock"), and ten million forty five thousand nine hundred (10,045,900) shares of preferred stock (the "Preferred Stock").

     (ii) that such amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes;

    (iii) that such amendment was adopted pursuant to Section 302A.402 of the Minnesota Statutes in connection with a division of the Common Stock; and

     (iv) that such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Company and will not result in the percentage of authorized shares that remains unissued after such division exceeding the percentage of authorized shares that were unissued before the division.

The division giving rise to the amendment set forth above concerns a two for one split of the Common Stock. Such division is being effected as follows:

     (i) on the date these Articles of Amendment are filed with the Secretary of State of the State of Minnesota (the "Effective Date"), each share of Common Stock then outstanding will be split and converted into two shares of Common Stock; and

     (ii) commencing on November 16, 2001, the Company's transfer agent and registrar will sign and register a certificate or certificates representing one share of the authorized but unissued Common Stock of the Company for every one share of Common Stock held of record by each common stockholder of record as of the Effective Date, and will deliver or mail such certificates to each holder.

IN WITNESS WHEREOF, I have subscribed my name this 26th day of October, 2001.



                                       /s/ Steven E. Suckow
                                       -----------------------------------------
                                       Steven E. Suckow, Assistant Secretary